Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Announces Preliminary Unaudited 2007 Results

TAMPA, Fla. – Jan. 15, 2008 – Syniverse Technologies (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today announced preliminary results for the year ended December 31, 2007. Based on current unaudited information, Syniverse currently expects to report:

•	Net revenues of between $369 - $371 million, compared to net revenues of $328.9 million for 2006.

•	Adjusted EBITDA of between $154 - $156 million, compared to Adjusted EBITDA of $127.7 million in 2006.

•	Cash Net Income, a non-GAAP measure of profitability, of between $74 - $75.3 million, compared to cash net income of $57.3 million in 2006.

Syniverse expects its results to show continued strong growth in technology interoperability, driven by continued growth in data-related products as well as roaming and clearing services. Gross margins and Adjusted EBITDA margins are both expected to increase, reflecting growing revenues together with continued cost management. Syniverse’s recent acquisition of BSG Wireless was not included in its operating results during 2007, but will be included in its balance sheet.

“2007 was a strong year for Syniverse,” said Tony Holcombe, President and CEO of Syniverse. “This is a result of continued strong data results and Syniverse’s ongoing global expansion. Our recent acquisition of BSG Wireless enhances our global presence while providing significant efficiency savings and an important financial clearinghouse service.”

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Outlook

The company is providing the following outlook for 2008:

Net Revenues	$425 - $440 million

Adjusted EBITDA	$190 - $200 million

Cash Net Income	$85 - $90 million

Additionally, the company expects to generate operating free cash flow in excess of $100 million in 2008.

Syniverse has not yet finalized its financial statement close process for the year ended December 31, 2007. As it completes this process, Syniverse may identify items that would require the company to make adjustments to its preliminary operating results described in this news release. Additionally, the financial information in this press release is not a comprehensive statement of our financial results for the year ended December 31, 2007 and should therefore be considered together with our full results of operations when published.

Conference Call

Syniverse will provide an overview of the combined company and its integration plans today at 4:30 p.m. ET during a conference call.

To participate on the conference call, U.S. callers may dial toll-free 1-800-659-2032; international callers may dial direct (+1) 617-614-2712. The passcode for this call is 78027753. The call will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of the call will be available beginning shortly after it concludes through Jan. 29, 2008, at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 18514412.

Earnings Release Date

The company will report fourth quarter and year-end results after the market closes on February 19, and will host a conference call to discuss those results at 4:30 p.m. ET.

To participate on this call, U.S. callers may dial toll-free 1-800-866-314-4483; international callers may dial direct (+1) 617-213-8049. The passcode for this call is 34094067. This event also will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning shortly after the call concludes through March 4, 2008, at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 55379712.

Non-GAAP Measures

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and, hence, reduces cash tax liabilities.

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these non-GAAP measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, amortization, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses, the transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income (loss) is presented in the financial tables contained herein.

Syniverse’s Free Cash Flow is determined by adding (or subtracting) the following to Net cash provided by operating activities: (capital expenditures), cash paid (received) in legal settlement and (accrued but not yet paid acquisition earn-out).

We present Adjusted EBITDA and Free Cash Flow because we believe that Adjusted EBITDA and Free Cash Flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and Free Cash Flow as primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and Free Cash Flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA and Free Cash Flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, cash flows from operating activities, and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA and Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income as supplemental information.

About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 500 communications companies in more than 100 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; changes in our tax status; risks or uncertainties inherent in or related to the integration of the business we proposed to acquire (including unanticipated operating costs and business disruptions following the proposed transaction); our ability to secure financing for the proposed acquisition; the timing or impact of any regulatory or governmental approvals; satisfaction of the various closing conditions set forth in the share purchase agreement for the proposed acquisition, and the timing of the closing of the proposed acquisition. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

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For more information

Investor relations

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Exhibit A

Syniverse Holdings Inc.

Reconciliation of Non GAAP Measures to GAAP (unaudited)

($ in millions)	2006	2007 Low	2007 High
Reconciliation to adjusted EBITDA
Net income (loss)	$89.7	$49.8	$51.1
Interest expense, net	25.5	23.6	23.6
Loss on extinguishment of debt	0.9	—	—
Provision for income taxes	(39.6)	31.9	32.6
Depreciation and amortization	41.2	42.9	42.9
Restructuring	1.0	2.2	2.2
SFAS 123R non-cash compensation	1.8	3.6	3.6
IOS North America transition expenses	0.8	—	—
Facilities move expense	5.3	—	—
Data processing contract termination fee	1.0	—	—
Litigation settlement	0.4	—	—
Non-operating gains	(0.3)	—	—

Adjusted EBITDA	$127.7	$154.0	$156.0

Reconciliation to adjusted net income and cash net income
Net income (loss)	$89.7	$49.8	$51.1
Add provision for income taxes	(39.6)	31.9	32.6

Income (loss) before provision for income taxes	50.2	81.7	83.7

Adjustments income (loss) before provision for income taxes

Restructuring	1.0	2.2	2.2
Purchase accounting amortizations	17.8	18.8	18.8
SFAS 123R non-cash compensation	1.8	3.6	3.6
IOS North America transition expenses	0.8	—	—
Facilities move expense	5.3	—	—
Loss on extinguishment of debt	0.9	—	—
Data processing contract termination fee	1.0	—	—
Litigation settlement	0.4	—	—
Non-operating gains	(0.3)	—	—

Adjusted income (loss) before provision for income taxes	78.9	106.3	108.3

Less assumed provision for income taxes at 39%	(30.8)	(41.5)	(42.2)

Adjusted net income	48.1	64.8	66.1

Add cash savings of tax deductible goodwill(1)	9.2	9.2	9.2

Cash net income	$57.3	$74.0	$75.3

(1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.